Exhibit 99

NEWS RELEASE

1717 West Collins Avenue

Orange, CA 92867

(714) 516-7400

Contact:	Gregory D. Waller Chief Financial Officer Phone: (714) 516-7400

SYBRON DENTAL SPECIALTIES, INC. REPORTS

10.4% INCREASE IN THIRD QUARTER NET INCOME

ORANGE, CA (July 26, 2004): Sybron Dental Specialties, Inc. (NYSE: SYD), a leading manufacturer of a broad range of value-added products for the dental and orthodontic professions including the specialty markets of endodontics and infection prevention, announced today its financial results for its third fiscal quarter ended June 30, 2004.

THIRD QUARTER RESULTS

Net sales for the third quarter of fiscal 2004 totaled $145.5 million, an increase of 8.4% over $134.2 million in the prior year period. Sybron’s total internal net sales growth rate, which excludes currency fluctuations and the impact of acquisitions made in the past twelve months, was 3.7% for the third quarter. The Company’s consumable products, which represented approximately 96% of total net sales in the third quarter of fiscal 2004, had an internal net sales growth rate of 6.7%. As expected, equipment sales declined by approximately 38% from the prior year period, which benefited from the introduction of the Company’s LED curing light in fiscal 2003.

Net income for the third quarter of fiscal 2004 was $16.5 million, or $0.41 per diluted share, an increase of 10.4% over net income of $15.0 million, or $0.38 per diluted share, in the same period of the previous year.

In the third quarter of fiscal 2004, Sybron generated $21.5 million in free cash flow, defined as cash flows from operating activities of $24.7 million minus capital expenditures of $3.2 million. This compares with free cash flow of $10.5 million in the same period of the previous year (cash flows from operating activities of $13.0 million minus capital expenditures of $2.5 million).

“We recorded another quarter of solid results through a combination of organic growth and a meaningful contribution from our August 2003 acquisition of SpofaDental,” said Floyd W. Pickrell, Jr., Chief Executive Officer of Sybron Dental Specialties. “We have a number of new products, such as the Premise™ nanocomposite, that are being well received. We also continue to successfully increase the user base for our established products, such as the Damon self-ligating brackets, which is also having a positive impact on sales of peripheral products like archwires.”

ORMCO AND KERR HIGHLIGHTS

During the third quarter, the Company’s Ormco subsidiary generated internal net sales growth of 9.7%, with strong growth in both domestic and international sales. Sales in the quarter were positively impacted by strong demand for the Damon 2 self-ligating bracket and the Inspire Ice™ clear-ceramic bracket. In addition, Ormco also had a very successful preview promotion for the new Damon 3 self-ligating bracket, in which hundreds of top users of the Damon system placed orders for an advance shipment of the new, more esthetic version of the Damon bracket. The Company is planning a broad launch of the Damon 3 bracket in September.

During the third quarter, the Kerr subsidiary’s internal net sales growth rate was negative 0.7%. Internal net sales of Kerr’s consumable products, which exclude equipment sales including the popular LED curing light launched in fiscal 2003, increased 3.7% over the prior year period.

Strong sales of the Premise nanocomposite, the new HiRes magnification loupe, and infection prevention products helped to offset the significant decline in sales of curing lights from the previous year. In addition, SpofaDental continues to perform well following its acquisition last year by Kerr and is seeing significant sales of a new impression material developed for the Central and Eastern European markets. The consolidation of SpofaDental’s operations from five facilities into one facility in the city of Jičin in the Czech Republic is progressing on schedule.

THIRD QUARTER FINANCIAL HIGHLIGHTS

Gross margins in the third quarter of 2004 improved to 56.3%, compared with 55.4% in the same period of the previous year.

Selling, general and administrative expenses (SG&A) were $52.0 million, or 35.7% of net sales, in the third quarter of 2004, compared with $44.8 million, or 33.4% of net sales, in the same period of the prior year. The increase in SG&A as a percentage of sales from the previous year is primarily attributable to an increase in legal expenses related to patent infringement lawsuits, as well as more activity related to the evaluation of prospective mergers and acquisitions. One of the M&A considerations resulted in the purchase of the Bioplant® product line, announced on July 22, 2004, while other discussions remain ongoing pursuant to the Company’s strategy of maintaining consistent dialogue with potential acquisition candidates.

Research and development expenditures were $2.5 million in the third quarter of 2004, an increase of 15.9% from the $2.1 million of expenditures in the same period of the prior year.

Operating income for the third quarter of 2004 was $29.6 million, compared to $29.3 million in the third quarter of 2003. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the quarter were $33.0 million. Operating income was 20.3% and EBITDA was 22.7% of net sales for the quarter. Third quarter 2004 EBITDA is calculated by adding net income of $16.5 million, income taxes of $8.1 million, net interest expense of $5.0 million, and depreciation and amortization of approximately $3.4 million.

Sybron’s effective tax rate in the third quarter of fiscal 2004 was 33%, compared to 36% in the same period of the prior year. The reduced tax rate is primarily attributable to the benefits resulting from the Company’s consolidation of several of its European facilities into Switzerland, which has a lower tax rate.

Net trade receivables were $103.5 million and days sales outstanding (DSOs) were 59.3 days at June 30, 2004, which compares with 58.7 days at June 30, 2003. Net inventory was $88.8 million at the end of the third quarter and inventory days were 123 days, which compares to 132 days at June 30, 2003.

Please refer to the supplemental schedules provided on the Financial Report’s section of Sybron’s Investor Relations web site (www.sybrondental.com/investors/index.html) that detail the calculation of the Company’s DSOs and inventory days.

Capital expenditures were $3.2 million in the third quarter of fiscal 2004, compared with $2.5 million in the same period of the previous year. The Company has determined that continuing to lease its current corporate headquarters in Orange, California provides greater economic benefits than purchasing the facility, and is currently negotiating a 15 year lease extension.

The average debt outstanding for the quarter was approximately $240.6 million with an average interest rate of 7.7%. The Company paid down $15.8 million of debt in the third quarter, leaving total debt outstanding of approximately $233.0 million at June 30, 2004.

Sybron’s capital structure was 46.1% debt and 53.9% equity at June 30, 2004. This compares with 61.8% debt and 38.2% equity at June 30, 2003.

AMENDED CREDIT FACILITY

As a result of the recent upgrade in Sybron’s credit rating by S&P and Moody’s, the Company has received a 50 basis point reduction in the margin on its term loan. In addition, the covenants of Sybron’s credit facility have been amended to allow the Company to utilize up to $100 million for stock repurchases or dividend payments, at the Company’s discretion. Previously, the Company was limited to $25 million for these purposes. At this point in time, Sybron does not have plans to initiate a stock repurchase program or begin issuing a dividend.

OUTLOOK

For the fourth quarter of fiscal 2004, Sybron expects revenue to range from $137 million to $142 million, and diluted earnings per share to range from $0.37 to $0.42.

Commenting on the outlook for Sybron, Mr. Pickrell said, “We expect to see a continuation of recent trends in the near-term, with growth in the orthodontic and endodontic areas outpacing growth in the general dental area. At Kerr, we are focused on raising additional awareness for the superior features of Premise and utilizing its popularity to cross-market some of our other products used in the restorative process, such as finishing discs and polishers. We will also further strengthen our product offerings for restorative procedures with the introduction of a new self-adhesive cement during the fourth quarter that we believe has excellent potential.

“There are a number of catalysts in place that we believe will continue to drive strong results at Ormco, including the broad launch of the Damon 3 bracket in September, which we believe will enhance our efforts to convert orthodontists from traditional brackets. Going forward, we intend to continue building the Damon brand and introduce products such as Damon wires and other high value peripheral products that can increase our share of the overall treatment expenditures,” said Mr. Pickrell.

NON-GAAP FINANCIAL MEASURES

The Company has included information concerning internal net sales growth, EBITDA and free cash flow because management believes that certain investors use internal net sales growth, EBITDA and free cash flow as measures of a company’s performance and EBITDA and free cash flow as measures of a company’s ability to service its debt. Internal net sales growth, EBITDA and free cash flow should not be considered as alternatives to, or more meaningful than, net income as an indicator of Sybron’s operating performance or cash flows as a measure of liquidity. Internal net sales growth, EBITDA and free cash flow have not been prepared in accordance with generally accepted accounting principals (GAAP). Internal net sales growth, EBITDA and free cash flow, as presented by Sybron, may not be comparable to similarly titled measures reported by other companies.

CONFERENCE CALL

The Company will host a conference call on Tuesday, July 27th at 1:00 p.m. Eastern Daylight Time to review the information in this press release and respond to questions. The dial-in number for the call is (888) 273-9890 passcode 738411 for domestic callers and (612) 332-0820 passcode 738411 for international callers.

A recorded replay of the conference call will be offered beginning at 4:30 p.m. Eastern Daylight Time on Tuesday, July 27th via both the Company’s website and a telephone dial-in number. The telephone dial-in number for the recorded replay is (800) 475-6701, passcode 738411 for domestic callers and (320) 365-3844, passcode 738411 for international callers. The telephone replay will be available through 11:59 p.m. Pacific Daylight Time on July 30, 2004.

The website replay may be accessed in the Investor Relations section of Sybron Dental’s website at http://www.sybrondental.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

Statements made in this press release regarding future matters are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including those dealing with the Company’s expectations as to its future revenue; earnings per share; organic growth; the demand for its products; the introduction and sales of new products; and the success of its self ligating orthodontic brackets are based on the Company’s current expectations. Our actual results may differ materially from those currently expected or desired because of a number of risks and uncertainties, including the level of demand for the Company’s products; regulatory compliance; currency fluctuations; distributor inventory adjustments; the intensity of competition; and other factors affecting the Company’s business and prospects discussed in the filings made by the Company, from time to time, with the SEC including the factors discussed in the “Cautionary Factors” section in Item 7 of the Company’s most recent Annual Report on Form 10-K and its periodic reports on Form 10-Q and 8-K (if any). We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

BUSINESS DESCRIPTION

Sybron Dental Specialties and its subsidiaries are leading manufacturers of value-added products for the dental and orthodontic professions and products for use in infection control. Sybron Dental Specialties develops, manufactures, and sells through independent distributors a comprehensive line of consumable general dental and infection prevention products to the dental industry worldwide. It also develops, manufactures, markets and distributes an array of consumable orthodontic and endodontic products worldwide.

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands except per share amounts)

(unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2004	2003	2004	2003
Net sales	$145,518	$134,232	$428,296	$388,648
Cost of sales	63,517	59,850	190,270	175,341
Restructuring charge	132	—	1,614	—

Total cost of sales	63,649	59,850	191,884	175,341
Gross profit	81,869	74,382	236,412	213,307
Selling, general and administrative expenses	51,976	44,799	150,969	131,573
Amortization of intangible assets	307	329	938	939

Total selling, general and administrative expenses	52,283	45,128	151,907	132,512

Operating income	29,586	29,254	84,505	80,795
Other expense:
Interest expense	(4,677)	(5,418)	(14,778)	(16,397)
Amortization of deferred financing fees	(401)	(416)	(1,210)	(1,237)
Other, net	163	(35)	120	825

Income before income taxes	24,671	23,385	68,637	63,986
Income taxes	8,141	8,406	22,650	23,835

Net income	$16,530	$14,979	$45,987	$40,151

Earnings per share:
Basic earnings per share	$0.43	$0.39	$1.19	$1.05

Diluted earnings per share	$0.41	$0.38	$1.15	$1.03

Weighted average basic shares outstanding	38,722	38,166	38,501	38,058
Weighted average diluted shares outstanding	40,343	39,735	40,143	38,874

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands except share amounts)

(unaudited)

	June 30, 2004	September 30, 2003
ASSETS
Current assets:
Cash and cash equivalents	$30,018	$22,868
Accounts receivable (less allowance for doubtful receivables of $2,157 and $2,247 at June 30, 2004 and September 30, 2003, respectively)	103,536	103,565
Inventories	88,845	84,239
Deferred income taxes	5,769	4,896
Prepaid expenses and other current assets	12,701	11,624

Total current assets	240,869	227,192
Property, plant and equipment, net of accumulated depreciation of $99,441 and $92,273 at June 30, 2004 and September 30, 2003, respectively	80,428	80,750
Goodwill	261,846	258,590
Intangible assets, net	16,160	16,455
Other assets	27,750	28,672

Total assets	$627,053	$611,659

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,585	$19,620
Current portion of long-term debt	768	3,714
Income taxes payable	17,201	16,274
Accrued payroll and employee benefits	29,974	28,712
Restructuring reserve	1,125	1,486
Accrued rebates	8,988	9,872
Accrued interest	709	3,901
Other current liabilities	14,008	10,917

Total current liabilities	87,358	94,496
Long-term debt	82,239	124,008
Senior subordinated notes	150,000	150,000
Deferred income taxes	12,885	13,748
Other liabilities	22,677	21,422

Total liabilities	355,159	403,674
Commitments and contingent liabilities
Stockholders’ equity:
Preferred stock, $.01 par value; authorized 20,000,000 shares, no shares outstanding	—	—
Common stock, $.01 par value; authorized 250,000,000 shares, 38,945,673 issued and 38,285,224 shares issued and outstanding at June 30, 2004 and September 30, 2003, respectively	389	383
Additional paid-in capital	87,778	74,934
Retained earnings	172,031	126,044
Accumulated other comprehensive income	11,696	6,624

Total stockholders’ equity	271,894	207,985

Total liabilities and stockholders’ equity	$627,053	$611,659

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended June 30,
	2004	2003
Cash flows from operating activities:
Net income	$45,987	$40,151
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	9,785	8,637
Amortization of intangible assets	938	939
Amortization of deferred financing fees	1,210	1,237
Gain on sales of property, plant and equipment	(102)	(659)
Provision for losses on doubtful receivables	586	223
Inventory provisions	2,436	2,180
Deferred income taxes	(1,118)	(2,147)
Tax benefit from issuance of stock under employee stock option plan	2,904	450
Changes in assets and liabilities, net of effects of businesses acquired:
(Increase)/decrease in accounts receivable	120	(10,930)
(Increase)/decrease in inventories	(5,592)	3,640
(Increase)/decrease in prepaid expenses and other current assets	(1,077)	1,219
Increase/(decrease) in accounts payable	(5,035)	682
Increase in income taxes payable	927	11,444
Increase in accrued payroll and employee benefits	1,262	32
Increase/(decrease) in accrued rebates	(884)	746
Decrease in restructuring reserve	(361)	(2,094)
Decrease in accrued interest	(3,192)	(3,366)
Increase in other current liabilities	3,091	3,084
Net change in other assets and liabilities	721	(2,898)

Net cash provided by operating activities	52,606	52,570

Cash flows from investing activities:
Capital expenditures	(8,537)	(5,352)
Proceeds from sales of property, plant, and equipment	159	5,304
Deposit	—	(16,083)
Payments for intangibles	(750)	(911)

Net cash used in investing activities	(9,128)	(17,042)

Cash flows from financing activities:
Proceeds from credit facility	108,500	104,500
Principal payments on credit facility	(146,555)	(141,074)
Proceeds from long-term debt	2,469	3,259
Principal payments on long-term debt	(9,345)	(3,651)
Payment of deferred financing fees	—	(473)
Cash received from exercise of stock options	8,775	3,105
Cash received from ESP Plan	1,171	—

Net cash used in financing activities	(34,985)	(34,334)

Effect of exchange rate changes on cash and cash equivalents	(1,343)	6,037
Net increase in cash and cash equivalents	7,150	7,231
Cash and cash equivalents at beginning of period	22,868	12,652

Cash and cash equivalents at end of period	$30,018	$19,883

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

INTERNAL GROWTH

For period ended June 30, 2004

	Professional Dental	Orthodontics	Total SDS
Quarter	-0.7%	9.7%	3.7%
Year to date	-1.6%	10.0%	3.3%

	Total SDS
	Foreign	Domestic
Quarter	3.4%	3.9%
Year to date	4.2%	2.6%

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